Exhibit 99.1


                                                          Contact:  Maria Brous
                                                       (863)688-7407 Ext. 55339

            PUBLIX REPORTS RESULTS FOR THIRD QUARTER, FIRST NINE MONTHS
                                 AND STOCK PRICE

      LAKELAND, Fla., Nov. 1, 2005 -- Publix's sales for the third quarter of 2005 were approximately $4.9 billion, a 5.7 percent increase from last year's $4.6 billion. Comparable-store sales for the third quarter of 2005 increased 2.3
percent.   The  company   estimates   the  reported  2.3  percent   increase  in
comparable-store sales for the third quarter of 2005 would have been 6.7 percent if sales for the third quarter of 2004 had not been positively impacted by the four major hurricanes the company experienced during 2004.
      Net earnings for the third quarter were approximately $200.3 million this year, compared to $183.7 million in 2004, an increase of 9.0 percent. Earnings per share were $1.17 for the third quarter of 2005, compared to $1.04 per share for the third quarter of 2004.
      Publix's sales for the first nine months of 2005 were approximately $14.9 billion, a 7.8 percent increase from last year's $13.8 billion. Net earnings for the first nine months of 2005 were approximately $694.3 million, compared to $586.5 million in 2004, an increase of 18.4 percent. Earnings per share increased to $4.02 for the first nine months of 2005, up from $3.29 per share for the first nine months of 2004.
      These amounts are based on unaudited reports that will be filed later this week with the U.S. Securities and Exchange Commission (SEC). The company's quarterly report to the SEC, Form 10-Q, will be available on its Web site at www.publix.com/stock Nov. 4, 2005.
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      Based on the most recent  appraisal,  Publix  stock  increased  $4.50 from
$72.75 per share to $77.25 per share. Publix stock is not publicly traded and is made available for sale only to current Publix associates and members of its board of directors.
      "Our financial performance continues to be excellent. I congratulate our Publix associates for their efforts toward this success," Publix CEO Charlie Jenkins Jr. said. "They work hard every day to deliver the quality products and customer service that keeps our customers coming back."
      Publix is owned and operated by its 133,000 employees, with 2004 sales of $18.6 billion. Currently Publix has 866 stores in Florida, Georgia, South Carolina, Alabama and Tennessee. The company has been named one of Fortune's "100 Best Companies to Work For in America" for eight consecutive years. In addition, Publix's dedication to superior quality and customer service is recognized as tops in the grocery business, most recently by an American Customer Satisfaction Index survey. For more information, visit the company's Web site, www.publix.com.###
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